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UNITED AUTO GROUP, INC.                                 PRESS RELEASE

Contact:  Carl Spielvogel                    Bob Amen
          Chairman and Chief Executive       Amen & Associates
            Officer                          212-448-4200
          Arthur Rawl
          Chief Financial Officer
          212-223-3300

FOR IMMEDIATE RELEASE

                   UNITED AUTO GROUP ANNOUNCES ACQUISITIONS
                     OF HOUSTON-AREA CHRYSLER DEALERSHIPS
                      __________________________________

            Company to Establish Presence in Houston Market Through
        Crown Dodge and Crown Jeep Eagle Chrysler-Plymouth Acquisitions
                      __________________________________

NEW YORK, NEW YORK, December 18, 1996 -- United Auto Group, Inc. (NYSE: UAG), the nation's largest publicly-traded automotive retailer, has signed a definitive agreement to acquire 100% of the partnership interests in Shannon Automotive, Ltd. which operates Crown Dodge and Crown Jeep Eagle Chrysler-Plymouth, located in Houston, Texas. The announcement was made today by Carl Spielvogel, Chairman and Chief Executive Officer of United Auto and Marshall S. Cogan, Chairman of the Executive Committee.

         The aggregate consideration for the acquisition is approximately $14.0 million, including cash, approximately $7 million in United Auto common stock and the assumption of indebtedness. The Company has guaranteed that when the common stock issued in the transaction becomes freely tradable it will be worth at least $23.50 per share, the value assigned to the stock in pricing the transaction. The transaction is expected to close by February 1997 and is subject to manufacturer approval as well as other customary conditions.

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          United Auto has pursued a business strategy based on internal growth from existing dealerships as well as from strategic acquisitions. The Crown dealerships are United Auto's first acquisitions since completing its initial public offering on October 23, 1996.

          United Auto operates 37 franchises in Arizona, Arkansas, Connecticut, Georgia, New Jersey, New York and Tennessee. As an integral part of its dealership operations, United Auto sells used vehicles and also operates seven stand-alone United Auto Mart used car retail centers. The Company also owns Atlantic Auto Finance Corporation, an automobile finance company engaged in the purchase, sale and servicing of prime credit quality automobile loans.

         Shannon Auto, founded in 1990 by Kevin J. Coffey, operates Crown Dodge and Crown Jeep Eagle Chrysler-Plymouth. The dealerships represent six product lines: Chrysler, Plymouth, Jeep, Eagle, Dodge and Dodge Truck. Since 1990, the franchises have ranked among the largest retailers of Chrysler products in the nation. They also sell previously-owned vehicles and offer a complete range of services including service and parts, and the placement of financing and insurance.

         Mr. Spielvogel said, "Kevin's relentless commitment to customer satisfaction is consistent with our retail philosophy. His accomplishments, including serving as the Chairman of the Executive Committee of the Jeep Eagle Dealers Advertising Association since 1990, will undoubtedly benefit our plans

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to expand in the Southwest."  He added that Mr. Coffey has signed a long-term contract to continue his executive responsibilities.

         Mr. Cogan added, "This acquisition reflects our strategy of acquiring profitable dealerships and employing their assets to generate long-term growth and shareholder value."

         United Auto recently announced pro forma results for the third quarter ended September 30, 1996: pro forma revenues increased 12.6% over the comparable 1995 period to $425.9 million; pro forma net income increased 11.8% over the comparable 1995 period to $5.9 million; and earnings per share on a pro forma basis for the third quarter of 1996 increased to $0.33 versus $0.24 for the comparable 1995 period. United Auto Group, Inc., founded in 1990, is a leading acquirer, consolidator and operator of franchised automotive and light truck dealerships and related businesses.

         This news release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.


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